TRANSFER AGENCY AGREEMENT

THIS TRANSFER AGENCY AGREEMENT is made as of this 27th day of October, 2011, by and between Vericimetry Funds, a Delaware statutory trust (the “Trust”), and UMB Fund Services, Inc., a Wisconsin corporation (“UMBFS”).

R E C I T A L S:

WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and is authorized to issue shares of beneficial interest in separate series of the Trust (“Shares”), with each series representing interests in a separate portfolio of securities and other assets;

WHEREAS, UMBFS is duly registered as a transfer agent under the 1934 Act; and

WHEREAS, the Trust desires to retain UMBFS to render certain transfer agency and dividend disbursement services to the series of the Trust included on Schedule A to this Agreement (each, a “Fund” and together the “Funds”), which Schedule A may be amended from time to time, and UMBFS is willing to render such services, all in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

1.01           1934 Act shall mean the Securities Exchange Act of 1934, as amended.

1.02           Agreement shall mean this Transfer Agency Agreement.

1.03           AML Laws shall mean the rules promulgated under the Bank Secrecy Act and Sections 312, 326 and 352 of the USA PATRIOT Act.

1.04           Authorized Person shall mean any individual who is authorized to provide UMBFS with Instructions and requests on behalf of the Trust or a Fund, whose name shall be certified to UMBFS from time to time pursuant to Section 8.01 of this Agreement.

1.05           Board of Trustees shall mean the Board of Trustees of the Trust.

1.06           Custodian shall mean the financial institution appointed as custodian under the terms and conditions of the custody agreement between the financial institution and the Trust, or its successor.

1.07           Declaration of Trust shall mean the Agreement and Declaration of Trust of the Trust, as may be amended from time to time.

1.08           Financial Intermediary shall mean: (i) any broker, dealer, bank, or other person that holds securities issued by the Trust, in nominee name; (ii) a unit investment trust or fund that invests in the Trust in reliance on section 12(d)(1)(E) of the 1940 Act; and (iii) in the case of a participant-directed employee benefit plan that owns the securities issued by the Trust, a retirement plan’s administrator under section 3(16)(A) of the Employee Retirement Income Security Act of 1974 (ERISA) or any person that maintains the plan’s participant records.

1.09           Fund Business Day shall mean each day on which the New York Stock Exchange is open for trading.

1.10           Instructions shall mean a request, direction, instruction or certification initiated by the Trust or a Fund and conforming to the terms of this paragraph.  An Instruction may be transmitted to the Transfer Agent by any of the following means:

(i)	a writing manually signed on behalf of the Trust or a Fund by an Authorized Person;

(ii)	a telephonic or other oral communication from a person that the Transfer Agent reasonably believes to be an Authorized Person;

(iii)	a facsimile transmission that the Transfer Agent reasonably believes (i) has been signed or originated, and (ii) was intended to be transmitted by an Authorized Person;

(iv)
a communication effected through the internet or web-based functionality (including without limitation, emails, data files and other communications) on behalf of a Fund (“Electronic Communication”); or

(v)	other means reasonably acceptable to both parties.

1.11           Prospectus shall mean the current Prospectus and Statement of Additional Information with respect to a Fund (including any applicable supplement) that is included in the registration statement of the Trust that is filed with the Securities and Exchange Commission (“SEC”) under the Securities Act and the 1940 Act (the “Registration Statement”).

1.12           Securities Act shall mean the Securities Act of 1933, as amended.

1.13           Shareholder shall mean a record owner of Shares of each respective Fund.

ARTICLE II

APPOINTMENT OF TRANSFER AGENT

2.01           Appointment.  The Trust hereby appoints UMBFS as transfer agent and dividend disbursing agent of all the Shares of the Funds during the term of this Agreement, and UMBFS hereby accepts such appointment as transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.

2.02           Duties.

A.  UMBFS shall perform the transfer agent and dividend disbursement services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B to this Agreement (collectively, the “Services”).  UMBFS shall have no duties or responsibilities other than those specifically set forth in this Agreement, and no covenant or obligation to carry out any other duties or responsibilities shall be implied in this Agreement against UMBFS.

B.  UMBFS may, in its discretion, appoint other parties to carry out some or all of its responsibilities under this Agreement; provided, however, that unless the Trust enters into a written agreement with any such party, the party appointed by the Transfer Agent shall be an agent of UMBFS and not the agent of the Trust and further provided that UMBFS shall remain responsible to the Trust for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Administrator were itself providing such Services.  UMBFS will not delegate a majority of the Services to an unaffiliated third party without providing prior written notice to the Trust.

2.03           Deliveries.

A.  In connection with UMBFS’ appointment as transfer agent and dividend disbursing agent, the Trust shall deliver or cause the following documents to be delivered to UMBFS:

(1)  A copy of the Declaration of Trust and By-laws of the Trust and all amendments thereto, if any, certified by the Secretary of the Trust;

(2)  A certificate signed by the Chairman and Secretary of the Trust specifying either that the Trust is authorized to issue an unlimited number of Shares under the laws of the State of Delaware or the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any; the validity of the authorized and outstanding Shares; whether such shares are fully paid and non-assessable; and the status of the Shares under the Securities Act and 1940 Act.

(3)  A certified copy of the resolutions of the Board of Trustees appointing UMBFS as transfer agent and dividend disbursing agent and authorizing the execution of this Agreement on behalf of the Trust;

(4)  Copies of the Registration Statement, as amended to date; and

(5)  The certificate required by Section 8.01 of this Agreement, signed by an officer of the Trust and designating the names of the Trust’s initial Authorized Persons.

C.  The Trust agrees to deliver or to cause to be delivered to UMBFS in Milwaukee, Wisconsin, at the Trust’s expense, all of its Shareholder account records relating to the Funds in a format acceptable to UMBFS, as well as all other documents, records and information that UMBFS may reasonably request in order for UMBFS to perform its Services hereunder.

ARTICLE III

COMPENSATION & EXPENSES

3.01           Compensation. In consideration for UMBFS’ services as transfer agent and dividend disbursing agent under this Agreement, the Trust or the Funds will pay such compensation as provided in Schedule C attached hereto. Such consideration may be adjusted only by agreement of the Trust and UMBFS and by written amendment, in accordance with Article 12.02 of this Agreement, to Schedule C. The parties may amend Schedule C to include fees for any additional services requested by the Trust, enhancements to current Services, or to add Funds for which UMBFS has been retained.

3.02           Expenses.  The Trust, on behalf of each Fund, agrees to promptly reimburse UMBFS for all out-of-pocket expenses or disbursements reasonably incurred by UMBFS in connection with the performance of its services under this Agreement.  Out-of-pocket expense include, but are not limited to, those items specified on Schedule C hereto. Out-of-pocket expenses billed to the Trust pursuant to this Agreement will not be billed by UMBFS or one of its affiliates under a separate service agreement. If requested by UMBFS, out-of-pocket expenses are payable in advance.  Payment of postage expenses, if prepayment is requested, is due at least ten (10) calendar days prior to the anticipated mail date.  In the event UMBFS requests advance payment, UMBFS shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

3.03           Payment Procedures.

A. The Trust, on behalf of each Fund, agrees to pay all amounts due with respect to the Fund within thirty (30) days of the date reflected on the statement for such services (the “Due Date”).  Except as provided in Schedule C, UMBFS shall bill service fees monthly, and out-of-pocket expenses incurred during the calendar month to which the bill relates, unless UMBFS has requested pre-payment of out-of-pocket expenses.

B.  The Trust is aware that its failure to remit to UMBFS all amounts due on or before the Due Date will cause UMBFS to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges.  Accordingly, in the event that UMBFS does not receive any amounts due hereunder by the due date, the Trust agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less.  In addition, the Trust shall pay UMBFS’ reasonable attorney’s fees and court costs if any amounts due UMBFS are collected by or through an attorney.  The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Trust’s late payment.  Acceptance of such late charge shall in no event constitute a waiver by UMBFS of the Trust’s default or prevent UMBFS from exercising any other rights and remedies available to it.

C.  In the event that any charges are disputed, the Trust shall, at least fourteen (14) days before the Due Date, notify UMBFS in writing, or in such other form as may be acceptable to UMBFS, of any disputed charges for out-of-pocket expenses which it is disputing in good faith.  Payment for such disputed charges shall be due on or before the close of the thirty (30th) business day after the day on which UMBFS provides to the Fund documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”).  Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

ARTICLE IV

PROCESSING AND PROCEDURES

4.01           Issuance, Redemption and Transfer of Shares

A.  UMBFS agrees to accept purchase orders and redemption requests with respect to the Shares of each Fund via postal mail, telephone, facsimile or other means of electronic communication, or personal delivery on each Fund Business Day in accordance with such Fund’s Prospectus; provided, however, that UMBFS shall only accept purchase orders from states in which the Shares are qualified for sale, as indicated from time to time by the Trust.  On each Fund Business Day, UMBFS shall, as of the time at which the net asset value of each Fund is computed, issue to and redeem from the accounts specified in a purchase order or redemption request in proper form and accepted by the Trust or a Fund, which is effective on such day, the appropriate number of full and fractional Shares based on the net asset value per Share of the respective Fund specified in an advice received on such Fund Business Day from or on behalf of the Fund.  UMBFS shall not be responsible for the payment of any original issue or other taxes required to be paid by the Trust or a Fund in connection with the issuance of any Shares in accordance with this Agreement.  UMBFS shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and UMBFS shall be entitled to rely upon such written notification.  Payment for Shares shall be in the form of a check, wire transfer, Automated Clearing House transfer or such other methods to which the parties shall mutually agree.

B.  Upon receipt of a redemption request and monies paid to it by the Custodian in connection with a redemption of Shares, UMBFS shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund’s redemption and payment procedures described in the Prospectus.

C.  Except as otherwise provided in this paragraph, UMBFS will transfer or redeem Shares upon presentation to UMBFS of instructions endorsed for exchange, transfer or redemption, accompanied by such documents as the Trust (or a Fund) and UMBFS deem necessary to evidence the authority of the person making such transfer or redemption.  UMBFS reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement or instructions are valid and genuine.  For that purpose, it will require, unless otherwise instructed by an Authorized Person or except as otherwise provided in this paragraph, a guarantee of signature by an “Eligible Guarantor Institution” as that term is defined by SEC Rule 17Ad-15.  UMBFS also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which UMBFS, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such transfer or redemption.  UMBFS may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Trust in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws.  Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, UMBFS shall be fully protected by each Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any Medallion signature guarantees, in connection with a redemption, exchange or transfer of Shares whenever UMBFS reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures described in the Prospectus.

D.  With respect to any shares traded through Fund/Serv, UMBFS shall, perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the National Securities Clearing Corporation (“NSCC”) in compliance with all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV.

E.  Notwithstanding any provision contained in this Agreement to the contrary, UMBFS shall not be required or expected to require, as a condition to any transfer or redemption of any Shares pursuant to a computer tape or electronic data transmission, any documents to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

F.  In connection with any purchase or redemption of Shares, UMBFS shall send such statements as are prescribed by the Federal securities laws applicable to transfer agents or as described in the Prospectus.  It is understood that certificates representing Shares have not been and will not be offered by the Trust or available to investors.

G.  UMBFS and the Trust shall establish procedures for effecting purchase, redemption or transfer transactions accepted from investors by telephone or other methods consistent with the terms of the Prospectus.  Upon notice to the Trust, UMBFS may establish such additional procedures, rules and regulations governing the purchase, redemption or transfer of Shares, as it may deem advisable and consistent with the Prospectus and industry practice.  UMBFS shall not be liable, and shall be held harmless by the Trust, for its actions or omissions which are consistent with the foregoing procedures and the standard of care set forth in Section 10.01.

H.  The Trust agrees to provide UMBFS with prior notice of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of a Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, and to deliver to UMBFS such documents, certificates, reports and legal opinions as UMBFS may reasonably request.

4.02           Dividends and Distributions.

A.  The Trust shall give or cause to be given to UMBFS a copy of a resolution of its Board of Trustees, that either:

(i)  sets forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to UMBFS on such payment date, or

(ii)  authorizes the declaration of dividends and distributions on a daily or other periodic basis and further authorizes UMBFS to rely on a certificate of an Authorized Person setting forth the information described in subsection (i) of this paragraph.

B.  In connection with a reinvestment of a dividend or distribution of Shares of a Fund, UMBFS shall as of each Fund Business Day, as specified in a certificate or resolution described in paragraph A, issue Shares of the Fund based on the net asset value per Share of such Fund specified in an advice received from or on behalf of the Fund on such Fund Business Day.

C.  Upon the mail date specified in such certificate or resolution, as the case may be, the Trust shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of UMBFS on behalf of a Fund, an amount of cash sufficient for UMBFS to make the payment, as of the mail date specified in such certificate or resolution, as the case may be, to the Shareholders who were of record on the record date.  UMBFS will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders as of the record date.  UMBFS shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph.  If UMBFS shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of a Fund as of the record date, UMBFS shall, upon notifying the Trust, withhold payment to such Shareholders until sufficient cash is provided to UMBFS.

D.  It is understood that UMBFS in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms of this Agreement.  It is further understood that UMBFS shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable law.

4.03           Records.

A.  UMBFS shall keep those records specified in Schedule D hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, including the records required by Rules 31a-2 and 31a-3 under the 1940 Act.  UMBFS shall only destroy records at the direction of the Trust, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30).  UMBFS may deliver to the Trust from time to time at UMBFS’ discretion, for safekeeping or disposition by the Trust in accordance with law, such records, papers and documents accumulated in the execution of its duties as transfer agent, as UMBFS may deem expedient, other than those which UMBFS is itself required to maintain pursuant to applicable laws and regulations.  The Trust shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required.  To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by UMBFS, which have not been previously delivered to the Trust pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Trust, shall be made available upon request for inspection by the officers, employees, and auditors of the Trust, and shall be delivered to the Trust promptly upon request and in any event upon the date of termination of this Agreement, in the form and manner kept by UMBFS on such date of termination or such earlier date as may be requested by the Trust.  Notwithstanding anything contained herein to the contrary, UMBFS shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.

B.  UMBFS agrees to keep confidential all records and other information relative to the Trust, the Funds and Fund Shareholders in accordance with this Article 4.03(B). UMBFS will not use such information except for purposes of fulfilling its duties under this Agreement and shall not disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process, (ii) when requested by a Shareholder or Shareholder’s agent with respect to information concerning an account as to which such Shareholder has either a legal or beneficial interest, (iii) when requested by the Trust, a Fund, the Shareholder, the Shareholder’s agent or the dealer of record with respect to such account, (iv) to seek to prevent fraud and/or money laundering by providing certain shareholder information to other financial institutions, (v) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or (vi) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which UMBFS received the information.  In case of any requests or demands for inspection of the records of the Funds, UMBFS will notify the Trust promptly and to secure instructions from a representative of the Trust as to such inspection unless prohibited by law, regulation or other legal process. Records and information which have become known to the public through no wrongful act of, or negligence by, UMBFS or any of its employees, agents or representatives, and information which was already in the possession of UMBFS prior to receipt thereof, shall not be subject to this paragraph.

ARTICLE V

REPRESENTATION AND WARRANTIES

5.01           Representations of Trust.  The Trust represents and warrants to UMBFS that:

A.  It is a statutory trust duly organized and existing under the laws of the State of  Delaware, it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

B.  Any officer of the Trust has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of such Authorized Persons.

C.  It is duly registered as an investment company under the 1940 Act.

D.  The Registration Statement is or will be effective as of the date the applicable Fund commences operations.  The Trust shall notify UMBFS if the Registration Statement or any state securities registrations have been terminated, lapse or a stop order has been entered with respect to the Shares.

E.  All outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Trust’s Declaration of Trust and its Prospectus with respect to each Fund, such Shares shall be validly issued, fully paid and non-assessable.

F.  All shareholder tax reporting will be been completed timely and accurately, including the distribution of Forms 5498s for the 2012 tax year.

G.  As of the date of this Agreement: (1) there are no outstanding issues relating to transfer agent activities and shareholder and Trust record keeping, including those related to shareholder accounts and transaction activity, and (2) there are no existing or potential claims, litigation or demands by shareholders or others relating to the Trust, a Fund, Trust officers or Trustees, except as disclosed to UMBFS in writing and dated as of the date of this Agreement.

5.02           Representations of UMBFS.  UMBFS represents and warrants to the Trust that:

A.  It is a corporation duly organized and existing under the laws of the State of Wisconsin, is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement, and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

B.  It is duly registered as a transfer agent under Section 17A of the 1934 Act to the extent required.

C.  It has received a copy of the Prospectus describing how sales and redemptions of Shares shall be made.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.01           Information Updates.  During the term of this Agreement, the Trust shall have the ongoing obligation to provide UMBFS with the following documents as soon as they become effective: (i) certified copies of all amendments to its Declaration of Trust and By-laws made after the date of this Agreement; and (ii) a copy of each Fund’s Prospectus.  For purposes of this Agreement, UMBFS shall not be deemed to have notice of any information contained in any such Prospectus until a reasonable time after it is actually received by UMBFS.

6.02           Share Qualification.  The Trust agrees to take or cause to be taken all requisite steps to qualify the Shares for sale in all states in which the Shares shall at the time be offered for sale and require qualification.  If the Trust receives notice of any stop order or other proceeding in any such state affecting such qualification or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Trust will give prompt notice thereof to UMBFS.

6.03           Compliance with Laws.  Each party will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, blue sky laws, and any other applicable laws, rules and regulations.

6.04           Additional Duties.  The Trust agrees that it shall advise UMBFS at least 30 days prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of UMBFS hereunder, and shall proceed with such change only if it shall have received the written consent of UMBFS thereto.

6.05           Transfer Agent System.  UMBFS shall retain all right, title and interest in and any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by UMBFS in connection with the Services provided by UMBFS to the Trust hereunder.

6.06           Disaster Recovery and Business Continuity Plan and Computer System.  UMBFS shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement.  Upon the Trust’s reasonable request, UMBFS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services hereunder.

6.07           Identity Theft Prevention Program.  UMBFS shall have implemented and will maintain a written identity theft prevention program to detect, prevent and mitigate identity theft in connection with accounts of Fund Shareholders, which such program will contain procedures for identifying and detecting “red flags” and provide for appropriate responses to any red flags that are detected to prevent and mitigate identity theft. UMBFS shall provide a copy of its written identity theft prevention program to the Trust or a representative of each Fund’s investment adviser upon their request.

ARTICLE VII

AML DELEGATION

7.01           Background.  In order to assist its transfer agent clients, including the Trust and the Funds, with their respective responsibilities under the AML Laws, UMBFS offers various tools and activities designed to promote the detection, prevention and reporting of potential money laundering activity, including tools and activities that monitor shareholder activity, assist in the verification of persons opening accounts with respect to a Fund, and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations (“Monitoring Activities”). In connection with the Monitoring Activities, UMBFS may encounter shareholder activity that would require it to file a Suspicious Activity Report (“SAR”) with the Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”). The Trust has, after review, selected various procedures and tools offered by UMBFS designed to ensure the compliance of the Trust and the Funds with their anti-money laundering and customer identification obligations under the AML Laws (the “AML Procedures”), and desires to implement the AML Procedures as part of the anti-money laundering program relating to the Trust and the Funds (the “AML Program”) and, subject to the terms of the AML Laws, delegate to UMBFS the day-to-day operation of the AML Procedures on behalf of the Trust.

7.02           Delegation.

A.  The Trust has determined that the AML Procedures are reasonably designed to prevent the Trust from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the AML Laws.  Based on this determination, the Trust hereby instructs and directs UMBFS to implement the AML Procedures on behalf of the Trust and the Funds, as such procedures may be amended or revised from time to time.  The customer identification verification component of the AML Procedures applies only to shareholders who are residents of the United States.

B.  The Trust hereby delegates to UMBFS the authority to report suspicious transactions encountered during the course of UMBFS’ Monitoring Activities (“Suspicious Activity”) to FinCEN.  For purposes of this Article 7, the term Suspicious Activity shall mean and include any transaction which requires reporting under 31 CFR §103.15(a)(2).

7.03           SAR Filing Procedures.

A.  When UMBFS observes any Suspicious Activity, UMBFS shall prepare a draft of a SAR on Form SAR-SF, and shall send a copy to the Trust’s AML officer for review.  UMBFS shall complete each SAR in accordance with the procedures set forth in 31 CFR §103.15(a)(3), with  the intent to satisfy the reporting obligation of both UMBFS and the Trust.  Accordingly, the SAR shall include the name of both UMBFS and the Trust, and shall include the words, “joint filing” in the narrative section.

B.  The Trust’s AML officer shall review the SAR and provide comments, if any, to UMBFS within a time frame sufficient to permit UMBFS to file the SAR in accordance with the deadline set forth in 31 CFR §103.15(b)(3).  Upon receipt of final approval, UMBFS shall file the SAR in accordance with the procedures set forth in 31 CFR §103.15(b).

C.  UMBFS shall provide to the Trust a copy of each SAR filed, together with supporting documentation.  In addition, UMBFS shall maintain a copy of the same for a period of five (5) years from the date of the SAR filing.

D.  Nothing in this Article 7 shall prevent either party from making a determination that such party has an obligation to file a SAR relating to any Suspicious Activity, and from making such filing independent of the other party hereto.

7.04           Amendment to Procedures.  It is contemplated that the AML Procedures will be amended from time to time by the parties as directed by the Trust based on its experience in the operation of the AML Procedures and/or as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering responsibilities.

7.05           Reporting.  UMBFS agrees to provide to the Trust (i)  prompt written notification of any transaction or combination of transactions that UMBFS believes, based on the AML Procedures, evidence money laundering activity in connection with the Trust or any shareholder of the Trust, (ii) prompt notification of any true and complete match of a Fund’s shareholder(s) to the names included on the Office of Foreign Asset Controls (OFAC) list or any Section 314(a) search list, (iii) any reports received by UMBFS from any government agency or applicable industry self-regulatory organization pertaining to UMBFS’ anti-money laundering monitoring on behalf of the Trust as provided in this Article 7, (iv) any action taken in response to anti-money laundering violations as described in (i) or (ii) and (iii) a quarterly reports of its monitoring and verification activities on behalf of the Trust.  UMBFS shall provide such other reports on the verification activities conducted at the direction of the Trust as may be agreed to from time to time by UMBFS and the Trust’s anti-money laundering compliance officer.

7.06           Inspection.  The Trust hereby directs, and UMBFS acknowledges, that UMBFS shall (1) permit federal regulators access to such information and records maintained by UMBFS and relating to UMBFS’ implementation of the AML Procedures on behalf of the Trust, as they may request, and (2) permit such federal regulators to inspect UMBFS’ implementation of the AML Procedures on behalf of the Trust.

ARTICLE VIII

TRUST INSTRUCTIONS

8.01           Authorized Persons.  Upon the execution of this Agreement, the Trust shall provide UMBFS with a certificate containing the names of the initial Authorized Persons in a form acceptable to UMBFS.  Any officer of the Trust shall be considered an Authorized Person (unless such authority is limited in a writing from the Trust and received by UMBFS) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of the Authorized Persons from time to time.  The Trust shall provide UMBFS with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood UMBFS shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Trust.

8.02           Acceptance of Instructions.  UMBFS, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Trust only if such representative is an Authorized Person.  The Trust agrees that when oral Instructions are given, it shall, upon the request of UMBFS, confirm such Instructions in writing.

8.03           Request for Instructions.  At any time, UMBFS may request Instructions from the Trust with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, then UMBFS may seek advice from legal counsel for the Trust at the expense of the Trust, or its own legal counsel at its own expense.

8.04           Confirmations of Instructions.  Instructions in the form of oral communications shall be confirmed by the Trust or the appropriate Fund by either a writing (as set forth herein), a facsimile (as set forth herein), or an Electronic Communication (as set forth herein), but the lack of such confirmation shall in no way affect any action taken by UMBFS in reliance upon such oral Instructions prior to UMBFS’ receipt of such confirmation.  The Trust authorizes UMBFS to record any and all telephonic or other oral Instructions communicated to UMBFS with respect to the Funds.  The parties acknowledge and agree that, with respect to Instructions transmitted by facsimile, UMBFS cannot verify that the signature of an Authorized Person has been properly affixed and, with respect to Instructions transmitted by an Electronic Communication, UMBFS cannot verify that the Electronic Communication has been initiated by an Authorized Person; accordingly, UMBFS shall have no liability as a result of actions taken in reliance on unauthorized facsimile or Electronic Communication Instructions.  UMBFS recommends that any Instructions transmitted by a Fund via email be done so through a secure system or process.

ARTICLE IX

SHAREHOLDER INFORMATION

9.01           Background.  Rule 22c-2 under the 1940 Act requires the Trust to obtain and analyze information about the trading activity of shareholders investing through Financial Intermediaries on an undisclosed basis (“Shareholder Information”) for the purpose of assisting the Trust in implementing its policies on frequent trading of Shares. In its capacity as transfer agent, UMBFS has access to Shareholder Information through the SunGard Transaction Network 22c-2 Service Solution (“STN 22c-2 Service System”).

9.02           Frequent Trading.

A.           The Trust has adopted policies concerning the frequent trading of Fund Shares.  For the purpose of implementing Rule 22c-2, the Trust has adopted policies and procedures designed to detect frequent trading activity (“Frequent Trading Procedures”) and will provide a copy of such Frequent Trading Procedures to UMBFS prior to commencement of a Fund’s operations.

B.           The Trust hereby instructs and directs UMBFS to implement the Monitoring Procedures on its behalf, as such may be amended or revised from time to time.

9.03           Shareholder Information Agreements.  Rule 22c-2 requires the Trust to have in place a written shareholder information agreement with each Financial Intermediary.   In its capacity as transfer agent, UMBFS will enter into a shareholder information agreement, a form of which has or will be, prior to its use, approved by the Trust, with each Financial Intermediary that opens an account with the Trust.  In the event a Financial Intermediary tenders a form of shareholder information agreement materially different from the form of agreement approved by the Trust, the Trust will be responsible for reviewing and negotiating such shareholder information agreement.

9.04           Information Requests.  UMBFS will inform the Trust in writing each time the Monitoring Procedures indicate frequent trading activity in the Funds.  Upon each such occurrence, UMBFS and the Trust will review the trading information, together with such other information as UMBFS and the Trust deem relevant, to determine whether additional information should be requested.  UMBFS will submit information requests to Financial Intermediaries in accordance with the Trust’s Monitoring Procedures or as otherwise directed by the Trust.  When such additional information is obtained from the Financial Intermediary, UMBFS will forward the information to the Trust for further consideration.

9.05           Implementation of Trading Restrictions.  In the event the Trust determines that a trading restriction should be applied, UMBFS shall instruct in writing the Financial Intermediary to implement the appropriate restrictions as articulated by the Trust.

9.06           Record Retention.  UMBFS shall maintain, in an easily accessible place, a copy of each shareholder information agreement in its possession for no less than six years beyond the termination date of such agreement or for such period that UMBFS provides transfer agency services under this Agreement, whichever is shorter.

9.07           STN 22c-2 Service System.  The Trust acknowledges that UMBFS’ provision of the services contemplated in this Article IX in part depends on UMBFS’ use of a proprietary technology solution developed by SunGard Institutional Brokerage, Inc. (“SunGard”).  UMBFS may provide the Trust with access to the STN 22c-2 Service System for the sole purpose of reviewing shareholder trading activity to identify frequent trading in shares of the Funds.  Therefore, the Trust hereby agrees to the following:

A.           Any access to software made available to the Trust in connection with the provision of services under this Article IX, including, without limitation, the STN 22c-2 Service System, is licensed, not sold, and SunGard and/or UMBFS (and their affiliates) shall retain all right, title and interest in such software.  The Trust is granted a nonexclusive, limited license to use the software for the sole and limited purpose described in this Article IX.  Such license shall immediately terminate upon termination of this Agreement.  In addition, any license to use the STN 22c-2 Service System shall immediately terminate in the event that UMBFS’ license to use the STN 22c-2 Service System is terminated.  Upon termination of any such software license, the Trust will discontinue all use of the STN 22c-2 Service System and any written documentation provided to the Trust by UMBFS or SunGard.  The Trust agrees to assist UMBFS with its obligations to return STN 22c-2 Service System materials resulting from termination of the license.

B.           The Trust shall maintain in connection with its access to the STN 22c-2 Service System, reasonable access controls and system security requirements necessary to protect the confidentiality and intellectual property rights of SunGard in the STN 22c-2 Service System.  The Trust agrees that any contractors hired by the Trust with access to the STN 22c-2 Service System shall enter into a confidentiality agreement concerning such access.

C.           DISCLAIMER.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE IX, ANY ACCESS TO THE STN 22c-2 SERVICE SYSTEM IS PROVIDED ON AN “AS IS” BASIS. UMBFS MAKES NO REPRESENTATIONS OR WARRANTIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INTERFERENCE, OR NON-INFRINGEMENT.  UMBFS SHALL HAVE NO LIABILITY WITH RESPECT TO ANY THIRD PARTY PRODUCTS OR SERVICES.

ARTICLE X

LIMITATION OF LIABILITY; INDEMNIFICATION

10.01           Limitation of Liability.  UMBFS shall at all times act in good faith and will use commercially reasonable efforts to ensure the accuracy of all Services performed under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, neither party shall be liable to the other party for any error of judgment or mistake of law or for any loss suffered by the other party in connection with its duties and obligations under this Agreement --  which duties and obligations shall be conducted with due reasonable care -- except for a loss resulting from such party’s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, UMBFS shall not be liable for (1) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by UMBFS from an officer of the Trust except for a loss resulting from UMBFS’ failure to perform an action (or omit to take an action) in accordance with such instructions, advice, data, documents or information or (2) any action taken or omission by a Fund, the Trust, investment adviser(s) or any past or current service provider provided that such action is not (a) the direct result of an action or omission of UMBFS or an affiliate of UMBFS and (b) that UMBFS and/or the affiliate of UMBFS did not act in good faith and was negligent in taking such action (or omitting to take such action).

10.02           Indemnification by the Trust. The Trust agrees to indemnify and hold harmless UMBFS, its employees, agents, officers, directors, affiliates and nominees (“UMBFS Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any UMBFS Indemnified Party may be held liable (a “UMBFS Claim”) arising out of or in any way relating to any of the following:

A.  any action or omission of the Trust to the extent a UMBFS Claim resulted from the Trust’s willful misfeasance, bad faith, negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

B.  UMBFS’ reliance on, implementation of, or use, without investigation or verification, of information, data, records and documents received by UMBFS from the Trust except for a UMBFS Claim resulting from UMBFS’ failure to perform an action (or omit to take an action) in accordance with such information, data, records and documents;

C.  the reliance on, or the implementation of, any  Instructions or any other  advice, instructions, requests or directions of the Trust, a representative of the Trust  except for a UMBFS Claim resulting from UMBFS’ failure to perform an action (or omit to take an action) in accordance with such instructions or advice;

D.  UMBFS’ acting upon telephone or electronic instructions relating to the purchase, exchange or redemption of Shares received by UMBFS in accordance with written procedures established by UMBFS and the Trust;

E.  any action taken by or omission of the Trust or the investment adviser of a Fund;

F.  the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares unless the result of UMBFS’ or its affiliates’ willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of UMBFS’ or its affiliates’ willful misfeasance, bad faith or gross negligence.

G.  the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state; or

H.  the Trust’s refusal or failure to comply with the terms of the Agreement, or any Claim that arises out of the Trust’s gross negligence or misconduct or breach of any representation or warranty of the Trust made herein.

10.03           Indemnification by UMBFS.  UMBFS agrees to indemnify and hold harmless the Trust, the Funds, and their respective employees, agents (including the investment adviser of a Fund), officers, trustees, affiliates and nominees (“Trust Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Trust Indemnified Party or for which any Trust Indemnified Party may be held liable (a “Trust Claim”) arising out of or in any way relating to any of the following:

A.  any action or omission of UMBFS in the performance of its duties hereunder to the extent a Trust Claim resulted from UMBFS’ willful misfeasance, bad faith, negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

B.  the Trust’s reliance on, implementation of, or use, without investigation or verification, of information, data, records and documents received by the Trust from UMBFS, or from a representative of any of the parties referenced in Article 12.09, or any third party acting on behalf of the UMBFS, as a result of the UMBFS’ willful misfeasance, bad faith, negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

C.  any action taken by or omission of UMBFS that causes a material breach to this Agreement and is not cured by UMBFS within thirty (30) days’ notification of the breach;

D.  UMBFS’ refusal or failure to comply with the terms of the Agreement, or any Trust Claim that arises out of UMBFS’ negligence or misconduct or breach of any representation or warranty of the Trust made herein.

10.04           Indemnification Procedures.  A party seeking indemnification (“indemnitee”)_under this Agreement will notify the other party (“indemnitor”) promptly after identifying any situation which the indemnitee believes presents or appears likely to present a UMBFS Claim or Trust Claim, as applicable (for purposes of this Article 10.04, each a “claim), for which the indemnitor may be required to indemnify or hold the indemnitee harmless hereunder.  In such event, the indemnitor shall have the option to defend the indemnitee against any claim, and, in the event that the indemnitor so elects, such defense shall be conducted by counsel chosen by the indemnitor and approved by the indemnitee in its reasonable discretion.  Indemnitee shall not confess any claim or make any compromise in any case in which the indemnitor will be asked to provide indemnification, except with the indemnitor’s prior written consent.  The obligations of the parties under Sections 10.02 and 10.03 shall survive the termination of this Agreement.

10.05           Force Majeure.  Neither party assumes responsibility hereunder, and shall not be liable, for any damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control.  Each party will, however, take all reasonable steps to minimize any such damage, loss, error or delay for any period.

10.06           Consequential Damages.  In no event and under no circumstances shall a party, its affiliates or any of its or their officers, directors, trustees, agents or employees be liable to anyone, including, without limitation, the Trust, a Fund and UMBFS, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

10.07           Additional Limitations and Exclusions.  Notwithstanding any other provision of this Agreement, UMBFS shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

A.  The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Trust, as the case may be, to request such sale or issuance;

B.  The legality of a transfer of Shares or of a purchase or redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Trust, as the case may be, to request such transfer or redemption;

C.  The legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend; or

D.  The legality of any recapitalization or readjustment of Shares.

ARTICLE XI

TERM AND TERMINATION

11.01           Term.  This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed.  This Agreement shall continue in effect with respect to each Fund until October 17, 2013 (the “Initial Term”) and shall continue in force for one year thereafter (“Renewal Term”) but only so long as such continuance is approved by the Trust and by the Board.

11.02           Termination.  In the event this Agreement is terminated by the Trust prior to the end of the Initial Term or any subsequent Renewal Term, the Trust, on behalf of a Fund, shall be obligated to pay UMBFS the consideration, as described on Schedule B, for the period from the day of the first day of the month in which this Agreement is terminated into until the end of that month and such consideration shall be pro-rated according to the proportion that such period bears to the full monthly period.  Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.    Notwithstanding the foregoing, (1) the parties may terminate this Agreement by mutual consent; and (2) either party may terminate this Agreement at the end of the Initial Term or at the end of any Renewal Term (the “Termination Date”) by giving the other party a written notice not less than sixty (60) days prior to the date the termination is to be effective.  In the event such notice is given by the Trust pursuant to this Article 11.02, it shall be accompanied by a copy of a resolution of the Board of Trustees of the Trust certified by the Secretary or any other officer of the Trust, electing to terminate this Agreement and designating the successor transfer agent or transfer agents.  In the event such notice is given by UMBFS, it shall be accompanied by a copy of the authorization of the appropriate officers of UMBFS certified by the Secretary or any other officer of UMBFS, electing to terminate this Agreement.  The Trust shall on or before the termination date, deliver to UMBFS a copy of a resolution of its Board of Trustees certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents.  In the absence of such designation by the Trust, the Trust shall be deemed to be its own transfer agent as of the termination date and UMBFS shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.  Fees and out-of-pocket expenses incurred by UMBFS, but unpaid by the Trust upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

11.03           Effect of Termination.  Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation of a Fund or the Trust, UMBFS shall deliver the records of the Trust to the Trust or its successor transfer agent in a form that is consistent with UMBFS’ applicable license agreements at the expense of the Trust, and thereafter the Trust or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations.  The Trust shall be responsible to UMBFS for all costs and expenses associated with the preparation and delivery of such media and all reasonable trailing expenses incurred by UMBFS, including, but not limited to: (a)  out-of-pocket expenses; (b) any custom programming requested by the Trust in connection with the preparation of such media and agreed upon by UMBFS; (c) transportation of forms and other materials used in connection with the processing of Trust transactions by UMBFS; and (d) transportation of records and files in the possession of UMBFS.  In addition, UMBFS shall be entitled to such compensation as the parties may mutually agree for any services other than the preparation and delivery of such media requested by the Trust and agreed to by UMBFS in connection with the termination of this Agreement or the liquidation or merger of the Trust.  UMBFS shall not reduce the level of service provided to the Trust prior to termination following notice of termination by the Trust.

ARTICLE XII

MISCELLANEOUS

12.01           Notices.  Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to UMBFS:	UMB Fund Services, Inc.
803 West Michigan Street, Suite A
Milwaukee, Wisconsin 53233
Attention: General Counsel

If to the Trust:	Vericimetry Funds
c/o Vericimetry Advisors LLC
800 Wilshire Boulevard, Suite 300
Los Angeles, CA 90017
Attention: Stacey Helmeyer, Chief Compliance Officer

12.02           Amendments/Assignments.

A.  Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

B.  This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns.  This Agreement shall not be assignable by either party without the written consent of the other party, except that UMBFS may assign this Agreement to an affiliate with advance written approval by the Trust and except as provided in Section 2.02.

12.03           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflict of law provisions.

12.04           Severability.  If any part, term or provision of this Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

12.05           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

12.06           Non-Exclusivity; Other Agreements.  The services of UMBFS hereunder are not deemed exclusive and UMBFS shall be free to render similar and other services to others.  Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

12.07           Captions.  The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

12.08           Trust Limitations.  This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund.  All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.  The Fund’s Declaration of Trust is on file with the State of Delaware.

12.09           Reliance on Information and Instructions.  The Trustees of the Trust shall cause the officers, trustees, investment adviser(s) and sub-advisers, legal counsel, independent accountants, custodian and other service providers and agents, past or present, for the Funds to cooperate with UMBFS and to provide UMBFS with such information, documents and advice as necessary and/or appropriate or as requested by UMBFS, in order to enable UMBFS to perform its duties hereunder.  In connection with its duties hereunder, UMBFS shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to UMBFS by an officer or representative of the Funds or by any of the aforementioned persons. UMBFS shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party.  Fees charged by such persons shall be an expense of the Trust. UMBFS shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust, investment adviser(s) or service provider until receipt of written notice thereof from the Trust.  As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

UMB FUND SERVICES, INC.		VERICIMETRY FUNDS

By:	/s/ John P. Zader	By:	/s/ Glenn S. Freed
	(Signature)		(Signature)

	John P. Zader		Glenn S. Freed
	(Name)		(Name)

	CEO		President
	(Title)		(Title)

	10/27/11		10/27/2011
	(Date Signed)		(Date Signed)

Schedule A
to the
Transfer Agency Agreement
by and between
Vericimetry Funds
and
UMB Fund Services, Inc.

NAMES OF FUNDS

Vericimetry U.S. Small Cap Value Fund

Schedule B
to the
Transfer Agency Agreement
by and between
Vericimetry Funds
and
UMB Fund Services, Inc.

SERVICE SCHEDULE

♦	Establish and maintain shareholder accounts and records, including IRAs and other retirement accounts

♦	Make personal follow-up calls to prospective investors or Fund shareholders who return incomplete applications

♦	Store account documents electronically, including by scanning, and provide Fund Company access to images

♦	Record changes to shareholder account information and maintain account document files for each shareholder

♦	Receive and respond to investor account inquiries by telephone or mail, or by e-mail if the response does not require the reference to specific shareholder account information

♦
Process purchase and redemption orders, transfers, and exchanges, including automatic purchases and redemptions via postal mail, telephone and personal delivery, provided payment for shares is in the form of a check, wire transfer or requested Automated Clearing House transfer, or such other means as the parties shall mutually agree.  Place stop payments on liquidation checks if necessary.

♦	Resolve outstanding share or cash issues and process shareholder adjustments including notification and cash movements

♦	Provide broker/dealer access to NSCC’s Fund/SERV and Networking to process purchase and redemption orders, transfers, and exchanges.

♦	Settle all NSCC transactions

Process dividend payments by check, wire or ACH, or reinvest dividends

♦	Issue daily transaction confirmations and monthly or quarterly statements

♦	Issue comprehensive clerical confirmation statements for maintenance transactions

♦	Provide cost basis statements

♦
Provide tax services including:  Maintenance of tax ID certification and NRA records for each account, aggregate tax filings for clients (deposits to IRS for withheld taxes), maintain shareholder records in accordance with IRS notices, backup withholding, etc., conduct annual W-9 solicitation of all uncertified accounts and conduct periodic W-8 solicitation of all NRA shareholder accounts

♦	Prepare daily cash movement sheets to Fund Accounting and Custody for cash availability

♦	Perform daily share reconcilement that balances shares on TA system to books of fund,

♦	Mail prospectus, annual and semiannual reports, and other shareholder communications to existing shareholders

♦	Implement the Trust’s AML Procedures as contemplated by Article 7

♦
Assist the Trust in complying with Federal Trade Commission Rule 681.2 adopted under the Fair Credit Reporting Act (the “Red Flags Rule”) by monitoring/handling shareholder accounts in accordance with the Trust’s identity theft prevention program and reporting any possible instances of identity theft to the Trust.

♦	File IRS Forms 1099, 5498, 1042, 1042-S and 945 with shareholders and/or the IRS and issue withholding tax reports to the IRS

♦	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent

♦	Provide standards to structure forms and applications for efficient processing

♦	Issue periodic statements for broker-dealers and interested parties

♦	Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters

♦	Provide basic report access (two people)

♦	Conduct periodic Postal clean-up

♦	Work with client to establish service level metrics and provide client with periodic updates as to such metrics

The foregoing services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider.  To the extent UMBFS agrees to take such actions, those actions taken shall be deemed part of this service schedule.

Optional Services

The Funds may contract with UMBFS to provide one or more of the following optional services.  Additional fees apply.

♦	UMBFS’ Internet services, including Adviser Services, RIA/Broker Services, Shareholder Services, NAV Services, Vision, Adviser Central and email services.

♦	Shareholder “welcome” packages with initial confirmation

♦	Access to UMBFS’ Tax and Retirement Group to answer questions and coordinate retirement plan options

♦	Money market funds for short-term investment or exchanges

♦	Dedicated service representatives

♦	Weekend and holiday shareholder services

♦	Customized reorder form tracking

♦	Customized forms and applications

♦	Training of adviser staff on regulatory developments

Schedule C
to the
Transfer Agent Agreement
by and between
Vericimetry Funds
and
UMB Fund Services, Inc.

FEES

Schedule D
to the
Transfer Agent Agreement
by and between
Vericimetry Funds
and
UMB Fund Services, Inc.

RECORDS MAINTAINED BY UMBFS

Account applications

Canceled certificates plus stock powers and supporting documents

Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

Indemnity bonds for replacement of lost or missing stock certificates and checks

Liquidation, redemption, withdrawal and transfer requests including stock powers, signature guarantees and any supporting documentation

Shareholder correspondence

Shareholder transaction records

Share transaction history of the Funds

AML reports and SAR filings

Record and maintain digital recordings of all shareholder calls for at least 6 months